EXHIBIT 21.1


SUBSIDIARIES OF TARPON INDUSTRIES, INC.

Name                                         Jurisdiction of Incorporation

Eugene Welding Co.                           Michigan

FM, Inc.* Michigan

JS&T Acquisition Company                     Michigan

MTM Acquisition Company                      Michigan

Steelbank Tubular, Inc.                      New Brunswick, Canada

*100% owned by Registrant's wholly owned subsidiary Eugene Welding Co.